Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in previously filed Registration Statements (Form S-8 No. 333-100539, Form S-3D No. 333115681, and Form S-8 No. 333-122532) of Fauquier Bankshares, Inc. of our report, dated March 15, 2006 relating to the consolidated balance sheets of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2005 and 2004 appearing in this Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2005.
/s/ Smith Elliott Kearns & Company, LLC
Chambersburg, Pennsylvania
March 28, 2006